EXHIBIT NO. 99. Press release of Alcan Inc., dated April 19, 2005.

FOR IMMEDIATE RELEASE

MICHAEL HANLEY TO BECOME ALCAN'S ACTING CHIEF FINANCIAL OFFICER

Montreal, Canada - April 19, 2005 - Alcan Inc. (NYSE, TSX: AL) announced today that Michael Hanley, 39, currently Executive Vice President of Alcan Inc. and President and Chief Executive Officer of the Company's Bauxite and Alumina business group, will also assume interim responsibilities as the Company's Chief Financial Officer (CFO) beginning in mid-May. Hanley will replace Geoffery E. Merszei, 53, who is returning to The Dow Chemical Company.

''Michael is exceptionally well suited to assume the role of Chief Financial Officer on an acting basis,'' said Travis Engen, President and Chief Executive of Alcan Inc. ''He has a wide-ranging and successful financial background and we are delighted he is stepping in while we search for a full-time replacement,'' he added.

The transition of responsibilities to Hanley from Merszei will begin after the Company's first quarter results are announced on May 9th. Alcan intends to review both internal and external candidates for the permanent appointment.

Hanley's successor as President and Chief Executive Officer of Alcan's Bauxite and Alumina business group will be announced shortly.

Hanley joined Alcan in 1998 as Director of Finance for the Bauxite, Alumina and Specialty Chemicals Group in Montreal, after serving as CFO in two public companies in the energy and forest products sectors.  He transferred to Cleveland, Ohio in 1999 as Vice President and Assistant Financial Controller, Global Fabrication. In September 2000, Hanley was appointed Vice President, Investor Relations, for Alcan Inc., and became Senior Vice President of Alcan Inc. and President and Chief Executive Officer of Bauxite and Alumina in January 2002. In February 2005, he was named Executive Vice President and a member of the Office of the President of Alcan Inc.

Born in Montreal, Hanley is a graduate of the Hautes Études Commerciales business school at the Université de Montréal and is a member of the Quebec Order of Chartered Accountants.  He is married and has two daughters.

Commenting on Merszei's departure, Engen said, ''Since joining Alcan almost four years ago, Geoff has played a vital role in the Company's development, including key contributions to the Pechiney and Novelis transactions. He brought a truly global perspective to our financial strategy and we will miss his skilful and energetic approach. On behalf of the entire Alcan family, I wish him every success in his new assignment,'' he added.

Alcan is a multinational, market-driven company and a global leader in aluminum and packaging, as well as aluminum recycling. With world-class operations in primary aluminum, fabricated aluminum as well as flexible and specialty packaging, aerospace applications, bauxite mining and alumina processing, today's Alcan is well positioned to meet and exceed its customers' needs for innovative solutions and service. Alcan employs 70,000 people and has operating facilities in 55 countries and regions.

Media Contact: Anik Michaud Tel.: +1-514-848-8151 media.relations@alcan.com	Investor Contact: Corey Copeland Tel.: +1-514-848-8368 investor.relations@alcan.com